Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-215119, 333-231514, and 333-238798) and S-3 (Nos. 333-215621, 333-214355, 333-219739, 333-241649, and 333-254300) of Permian Resources Corporation (formerly Centennial Resource Development, Inc.) of our report dated March 21, 2022, with respect to the consolidated financial statements of Colgate Energy Partners III, LLC, which report appears in this Current Report on Form 8-K of Permian Resources Corporation dated September 8, 2022.

/s/ KPMG LLP

Dallas, Texas

September 8, 2022